UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

          PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES ACT OF 1934



Date of Report                November 30, 1994
              _________________________________________________________________



                     REPUBLIC SECURITY FINANCIAL CORPORATION
              (Exact name of registrant as specified in its charter)


    FLORIDA                          0-14671                     59-2335075
_______________________________________________________________________________
(State or other jurisdiction      (Commission                  (IRS Employer
     of incorporation)              File Number)            Identification No.)



      4400 Congress Avenue, West Palm Beach                        33407
_______________________________________________________________________________
   (Address of principal executive offices)                     (Zip Code)



                                   (407) 840-1200
                                  _________________
              (Registrant's telephone number, including area code)

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

            On November 30, 1994, the Company acquired Governors Bank Corporation (Governors) for $5,154,000, plus $153,000 in merger related costs. The purchase price was determined based upon a multiple of Governors Bank's book value as of the last day of the month prior to closing. The Company used proceeds from the September 1993 public offering to purchase Governors Bank. The purpose of the September 1993 offering was to increase regulatory capital and to allow for growth through acquistions, increased lending activities, opening of new branches and expansion of existing branches.

            Governors was a state chartered commercial bank headquartered in West Palm Beach, Florida. Governors had total assets at November
      30, 1994 of approximately $64 million, total deposits of $58 million and three full service branches located in West Palm
      Beach, Florida.

            The acquisition was accounted for as a purchase and approximately $3.3 million in goodwill was recognized representing the acquisition cost in excess of the fair value of the net assets acquired.

            The following summarizes the fair value of the Governors' assets acquired and liabilities assumed at November 30, 1994:

                                                    (IN THOUSANDS)
            Cash                                        $6,973
            Investment securities                       15,160
            Loans, net                                  40,283
            Accrued interest receivable                    513
            Other assets                                 1,378
            TOTAL ASSETS                               $64,307

            Deposits                                   $58,140
            Accrued interest payable                       874
            Securities sold under repurchase agreements  2,515
            Other liabilities                              781
            TOTAL LIABILITIES                           62,310
            NET ASSETS ACQUIRED                         $1,997

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS


(a) Pro Forma Financial Information - The following pro forma financial information is filed herewith:

                                                                   PAGE NUMBER
      Pro forma Condensed Combined Statement of Income
            for the year ended March 31, 1994 (unaudited)   . . . . . . .  4
      Pro forma Condensed Combined Balance Sheet
            as of September 30, 1994 (unaudited)  . . . . . . . . . . . .  6
      Pro forma Condensed Combined Statement of Income
            for the six months ended September 30, 1994 (unaudited)   . .  7


(b)   Financial Statements of Business Acquired

      The following financial statements of Governors Bank Corporation are filed herewith:


                                                                     PAGE NUMBER
      Condensed Consolidated Balance Sheet as of
           September 30, 1994 (unaudited)...............................  10
      Condensed Consolidated Statement of Operations
           for the nine months ended
           September 30, 1994 (unaudited)...............................  11
      Condensed Consolidated Statement of Stockholders' Equity
           for the nine months ended
           September 30, 1994 (unaudited)...............................  12
      Condensed Consolidated Statement of Cash Flows
           for the nine months ended
           September 30, 1994 (unaudited)...............................  13
      Notes to Condensed Consolidated Financial Statements..............  14
      Independent Auditor's Report......................................  17
      Consolidated Balance Sheets as of
            December 31, 1993 and 1992..................................  19
      Consolidated Statements of Operations
            for the years ended
            December 31, 1993, 1992 and 1991............................  21
      Consolidated Statements of Stockholders' Equity
            for the years ended
            December 31, 1993, 1992 and 1991............................  22
      Consolidated Statements of Cash Flows
            for the years ended
            December 31, 1993, 1992 and 1991............................  23
      Summary of Significant Accounting Policies........................  24
      Notes to Consolidated Financial Statements........................  26

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following pro forma condensed consolidated balance sheet as of September 30, 1994, and the pro forma condensed consolidated statements of income for the year ended March 31, 1994 and six months ended
September 30, 1994 give effect to the acquisition of Governors Bank.
The pro forma information is based on the historicil financial statements of the Company and Governors Bank giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. Purchase accounting adjustments to estimated fair values have been made with respect to the assets and liabilities of Governors and related income and expense accounts of Governors based upon estimates and evaluations as of September 30, 1994.

The unaudited pro form combined condensed financial statements should be read in conjunction with such historical financial statements and notes. The unaudited pro forma combined condensed statements may not be indicative of the results that actually would have occurred if the transactions had been consummated on the dates indicated and should not be construed as being representative of future periods.

 PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                                  YEAR ENDED MARCH 31, 1994
                                                                     RSFC        GOVERNORS         PRO FORMA         PRO FORMA
                                                                  HISTORICAL     HISTORICAL      ADJUSTMENTS          COMBINED
 INTEREST INCOME:
 Interest on loans                                                   $11,525        $ 4,870                            $16,395
 Interest and dividends on investments                                   962            910                              1,872
                                                                      ------        -------                             ------
                                                                      12,487          5,780                             18,267
                                                                      ------        -------                             ------
 INTEREST EXPENSE:
 Interest on deposits                                                  4,733          2,370                              7,103
 Interest on short-term borrowings                                       559                                               559
 Interest on long-term borrowings                                        220                                               220
                                                                       -----        -------                             ------
                                                                       5,512          2,370                              7,882
                                                                       -----        -------                             ------
 Net interest income                                                   6,975          3,410                             10,385
 Provision for loan losses                                               214          3,741                              3,955
                                                                       -----        -------                             ------
 Net interest income after provision for loan losses                   6,761          (331)                              6,430
                                                                       -----        -------                             ------
 NON-INTEREST INCOME:
 Mortgage banking income                                               3,654                                             3,654
 Other income                                                            735            814                              1,549
                                                                       -----        -------                             ------
                                                                       4,389            814                              5,203
                                                                       -----        -------                             ------
 OPERATING EXPENSES:
 Employee compensation and benefits                                    4,109          1,834        (1069)(b)             4,874
 Occupancy and equipment                                               1,201            918          (54)(c)             2,065
 Professional fees                                                       707                                               707
 Outside services                                                        163                                               163
 Communications                                                          332                                               332
 Data processing                                                         211                                               211
 Insurance                                                               556                                               556
 Real estate owned - net                                                 127                                               127
 Goodwill                                                                                             168(d)               168
 Other                                                                 1,333          1,516         (610)(e)             2,239
                                                                       -----        -------        ---------            ------
                                                                       8,739          4,268          (1,565)            11,442
                                                                       -----        -------                             ------
 Income before income taxes and accounting change                      2,411        (3,785)                                191
 Income taxes                                                            818                        (754)(f)                64
                                                                       -----        -------                             ------
 Income before accounting change                                       1,593        (3,785)                                127
 Change in accounting for income taxes                                   500                                               500
                                                                      ------       --------                             ------
 NET INCOME                                                           $2,093       $(3,785)                             $  627
                                                                      ======       ========                             ======
 PER SHARE DATA:
 Net income before cumulative effect of accounting change             $  .42                                            $  .04
                                                                      ======                                            ======
 NET INCOME                                                           $  .55                                            $  .17
                                                                      ======                                            ======

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
MARCH 31, 1994 (UNAUDITED)
- -------------------------------------------------------------------------------
a)      Governors' historical income statement is based upon audited December
        31, 1993 financial statements and unaudited quarterly financial information for the period ended March 31, 1994, excluding the unaudited quarterly financial information for the period ended
        March 31, 1993.

b) Adjustment for salaries and benefits for officers and employees who will be redundant to the combined entity and not retained after the acquisition:
                                              (000's)
                     Officer salaries         $ 810
                     Employee                   195
                     Benefits                    64
                                              ------
                                              $1,069
                                              ======

c) Adjustment for subleased space at Governors Bank's main office location pursuant to the sublease terms with an unrelated party.

d) Amortization of $2.5 million of goodwill amortized over 15 years. Actual goodwill amounted to $3.3 million at closing which results in increased amortization expense of $52,000 per year.

e) Adjustments for the following operating expenses, that will be redundant to the combined entity and not incurred on an ongoing basis:

                                                     (000's)
           Audit and legal fees                       $170
           Leased equipment, net of depreciation       147
           Data processing charges                      80
           Supplies                                     50
           Director fees                                24
           Other                                       139
                                                     -------
                                                      $610
                                                     =======
f)      Income tax effect for the following adjustments:

                                         (000's)
           Salary                         1,069
           Lease                             54
           Goodwill                        (168)
           Operating expense                610
                                          ------
           Net adjustments                1,565
           Governors' loss               (3,785)
                                          ------
                                          2,220
                                         =======
           Income tax effect @ 34%          754

 PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                                  As of September 30, 1994
                                                                       RSFC          GB         PRO FORMA        PRO FORMA
                                                                    HISTORICAL   HISTORICAL     ADJUSTMENTS       COMBINED
 ASSETS
 Cash and amounts due from depository institutions                    $  3,776      $ 5,123                     $  8,899
 Interest bearing deposits in other financial institutions              20,173        3,659      $ (5,154)(b)     18,678
 Held-to-maturity investments                                              281       10,319                       10,600
 Available-for-sale investments                                                       6,052                        6,052
 Loans - net                                                           168,693       43,073                      211,766
 Property and equipment - net                                            4,887          333                        5,220
 Real estate owned - net                                                 2,057                                     2,057
 Loan servicing rights - net                                             2,077                                     2,077
 Goodwill                                                                                           2,534 (c)      2,534
 Other assets                                                            5,091        1,586           272 (d)      6,949
                                                                      --------      -------      ---------      ---------
      TOTAL                                                           $207,035      $70,145      $ (2,348)      $274,832
                                                                      --------      -------      ---------      ---------
 LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES
 Deposits                                                             $156,630      $63,433                     $220,063
 Advances from the Federal Home Loan Bank                               20,000                                    20,000
 Securities sold under agrements to repurchase                                        3,123                        3,123
 Redeemable subordinated debentures                                      1,985                                     1,985
 Advances from borrowers for taxes and insurance                         2,457                                     2,457
 Bank drafts payable                                                     3,551                                     3,551
 Other liabilities                                                       2,316        1,241                        3,557
                                                                      --------      -------                     ---------
 Total liabilities                                                     186,939       67,797                      254,736
                                                                      --------      -------                     ---------
 STOCKHOLDERS' EQUITY
 Preferred stock                                                         4,025                                     4,025
 Common stock                                                               36        3,681        (3,681)            36
 Additional paid-in capital                                             14,317        2,503        (2,503)        14,317
 Retained earnings                                                       1,718      (3,836)         3,836          1,718
                                                                      --------      -------      ---------      ---------
 Total stockholders' equity                                             20,096        2,348        (2,348)(e)     20,096
                                                                      --------      -------                     ---------
      TOTAL                                                           $207,035      $70,145                     $274,832
                                                                      ========      =======                     =========

 PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                                         SIX MONTHS SEPTEMBER 30, 1994
                                                                     RSFC        GOVERNORS         PRO FORMA         PRO FORMA
                                                                  HISTORICAL     HISTORICAL      ADJUSTMENTS          COMBINED
 INTEREST INCOME:
 Interest on loans                                                    $6,559         $2,106                             $8,665
 Interest and dividends on investments                                   426            533                                959
                                                                      ------         ------                             ------
                                                                       6,985          2,639                              9,624
                                                                      ------         ------                             ------
 INTEREST EXPENSE:
 Interest on deposits                                                  2,551          1,055                              3,606
 Interest on short-term borrowings                                       366                                               366
 Interest on long-term borrowings                                        131                                               131
                                                                       -----         ------                             ------
                                                                       3,048          1,055                              4,103
                                                                       -----         ------                             ------
 Net interest income                                                   3,937          1,584                              5,521
 Provision for loan losses                                               150             14                                164
                                                                       -----         ------                             ------
 Net interest income after provision for loan losses                   3,787          1,570                              5,357
 NON-INTEREST INCOME:
 Mortgage banking income                                               1,087                                             1,087
 Other income                                                            369            366                                735
                                                                       -----         ------                             ------
                                                                       1,456            366                              1,822
 OPERATING EXPENSES:
 Employee compensation and benefits                                    2,142            843            (655) (f)         2,330
 Occupancy and equipment                                                 583            486             (27) (g)         1,042
 Professional fees                                                       279                                               279
 Communications                                                          146                                               146
 Data processing                                                         132                                               132
 Insurance                                                               281                                               281
 Goodwill amortization                                                                                   84 (h)             84
 Other                                                                   786            692            (280)(i)          1,198
                                                                       -----         ------            --------         ------
                                                                       4,349          2,021            (878)             5,492
                                                                       -----         ------            --------         ------
 Income (loss) before income taxes and accounting change                 894            (85)                             1,687
 Income taxes                                                            325                            285 (j)            610
                                                                       -----         ------                             ------
 NET INCOME (LOSS)                                                     $ 569         $  (85)                            $1,077
                                                                       =====         ======                             ======
 Net income per share                                                  $0.11                                            $ 0.22
                                                                       =====                                            ======

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
SIX MONTHS ENDED SEPTEMBER 30, 1994
- -------------------------------------------------------------------------------
a) Governors historical income statement is prepared from the addition of it's unaudited nine months ended September 30, 1994 financial statements less unaudited quarterly financial information from March 31, 1994.

b)      Purchase price.

c) Goodwill calculated as follows based on pro forma balance sheet at September 30, 1994:
                                        (000's)
        Purchase Price                  $5,154
        Net Assets                       2,348
                                        -------
                                         2,806
        Adjustment(d)                      272
                                        -------
        Goodwill                        $2,534
                                        =======

        Actual goodwill at date of closing was $3.3 million.

d)      Adjustments:
                                                    (000's)
        Deferred tax asset,
         net (primarily as a result
         of net operating loss carryforwards)        $402
        Write-off other assets                       (130)
                                                     -----
                                                     $272
                                                     =====

e) Elimination of Governors' historical stockholders' equity accounts.

f) Adjustment for salaries and benefits for officers and employees who are not scheduled to continue employment at the Bank after the acquisition:

                               (000's)
        Officers Salaries       $530
        Employee                  95
        Benefits                  30
                               --------
                                $655
                               ========

g) Adjustment for subleased space at Governors Bank's main office location pursuant to sublease terms with an unrelated party.

h)      Amortization of goodwill over 15 years

i) Adjustments for the following operating expenses, that will be redundant to the combined entity and not incurred on an ongoing basis:

                                                              (000's)
        Leased equipment net of depreciation                   $110
        Legal and Audit                                          90
        Data Processing                                          40
        Other                                                    40
                                                              --------
                                                               $280
                                                              ========

j)      Income tax effect for the following adjstments:

                                         (000's)
        Salaries and benefits             $655
        Lease                               27
        Goodwill                           (84)
        Other operating expenses           280
        Governors' Loss                    (85)
                                          -----
                                          $793
                                          =====
        Income tax effect @36%            $285
                                          =====

                  GOVERNORS BANK CORPORATION AND SUBSIDIARY
 ------------------------------------------------------------------------------
 CONDENSED CONSOLIDATED BALANCE SHEET
 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
 (unaudited)
                                                                    As of
                                                             September 30, 1994
 ASSETS

 Cash and amounts due from depository institutions                  $ 5,123
 Interest bearing deposits in other financial institutions            3,659
 Held-to-maturity investments                                        10,319
 Available-for-sale investments                                       6,052
 Loans - net                                                         43,073
 Property and equipment - net                                           333
 Other assets                                                         1,586
                                                                    -------
      TOTAL                                                         $70,145
                                                                    -------
 LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES
 Deposits                                                           $63,433
 Securities sold under agrements to repurchase                        3,123
 Other liabilities                                                    1,241
                                                                    -------
 Total liabilities                                                   67,797
                                                                    -------
 STOCKHOLDERS' EQUITY
 Common stock                                                         3,681
 Additional paid-in capital                                           2,503
 Deficit                                                             (3,836)
                                                                    -------
 Total stockholders' equity                                           2,348
                                                                    -------
      TOTAL                                                         $70,145
                                                                    =======

 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
 (unaudited)
                                                         FOR THE NINE MONTHS
                                                      ENDED SEPTEMBER 30, 1994
 INTEREST INCOME:
 Interest on loans                                               $ 3,196
 Interest and dividends on investments                               789
                                                                  ------
                                                                   3,985
                                                                  ------
 INTEREST EXPENSE:
 Interest on deposits                                              1,594
                                                                   -----
 Net interest income                                               2,391
 Provision for loan losses                                            14
                                                                   -----
 Net interest income after provision for loan losses               2,377

 NON-INTEREST INCOME:
 Other income                                                        558
                                                                   -----
                                                                     558
                                                                   -----
 OPERATING EXPENSES:
 Employee compensation and benefits                                1,271
 Occupancy and equipment                                             702
 Other                                                               943
                                                                   -----
                                                                   2,916
                                                                   -----
 Income before income taxes                                           19
 Income taxes
                                                                   -----
 NET INCOME                                                       $   19
                                                                  ======

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (unaudited)
(DOLLARS IN THOUSANDS)
                                                 Common Stock                                    Unrealized Gain
                                               ----------------      Additional                   on Securities
                                               Shares    Amount    Paid-in Capital   Deficit    Available for Sale   Stock Equity
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                    735,686    $3,678       $2,501        $(3,835)         $ 77               $2,421
Sale of common shares                             556         3            2                                                 5
Change in unrealized gains
 on securities available for sale                                                                     (97)                 (97)
Net Income                                                                               19                                 19
- -----------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1994                    736,242    $3,681       $2,503        $(3,816)         $(20)              $2,348
- -----------------------------------------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended September 30,                                          1994
- --------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                            $    19
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Provision for loan losses                                                14
   Decrease in accrued interest receivable
    and other assets                                                       475
   Increase in accrued interest payable
    and other liabilities                                                   53
Other, net                                                                 125
- --------------------------------------------------------------------------------------
Net cash provided by operating activities                                  686
- --------------------------------------------------------------------------------------
Cash flows from investing activities:
 Investment securities:
  Proceeds from sales, maturities and
   principal repayments                                                  9,156
   Purchases                                                            (6,353)
   Net loan repayments                                                   8,073
 Other, net                                                                (98)
- --------------------------------------------------------------------------------------
Net cash required by investing activities                               10,778
- --------------------------------------------------------------------------------------
Cash flows from financing activities:
 Decrease in transaction and savings deposits                           (6,800)
 Decrease in time deposits                                              (6,589)
 Increase in securities sold under repurchase agreements                   764
 Other, net                                                                  5
 -------------------------------------------------------------------------------------
Net cash required by financing activities                              (12,620)
- --------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                               (1,156)
Cash and cash equivalents, beginning of year                             9,938
- --------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                 $ 8,782
- --------------------------------------------------------------------------------------

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
                                  September 30, 1994
                                     (unaudited)

1.      Basis of Presentation
        ---------------------
        The accompanying unaudited condensed consolidated financial statements include the accounts of Governors Bank Corporation (the "Company") and its wholly-owned subsidiary, Governors Bank (the "Bank"). In the opinion of the Company's management, the financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the consolidated financial position of Governors Bank Corporation and its subsidiary as of September 30, 1994 and the results of operations for the nine months ended September 30, 1994 and changes in cash flows for the nine months then ended.

        The accompanying unaudited condensed consolidated financial statemtns have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in this document for the year ended December 31, 1993.

        The balance sheet at September 30, 1994 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

2.      Allowances for Loan Losses
        --------------------------
        At September 30, 1994 loans on non accrual status (generally loans 90 days or more past due) aggregated $1,065,000. The total provision for loan losses for the Bank was $14,000 for the nine months ended September 30, 1994. In evaluating possible loan losses, management has taken into consideration pas loan loss experience, current economic conditions, workout arrangements, pending sales, the financial strength of the borrowers, the appraised value of the collateral, future cash flows expected to be received on impaired loans and other relevant factors. Although management believes the allowance for possible losses is adequate, their evaluation of possible losses is a continuing process which may necessitate adjustments to the allowance in future periods.

        Changes in the allowance for loan losses are as follows:

        Balance, December 31, 1993             $ 4,183
          Charge-offs                           (2,713)
          Recoveries                               154
          Provision for loan losses                 14
                                               --------
                                               $ 1,638
                                               ========

3.      Commitments and Contingencies
        -----------------------------
        In the normal course of business the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments outstanding at September 30, 1994, reflect the extent of involvement the Bank has in particular classes of financial instruments and are summarized as follows:

        Financial instruments whose contract amounts represent credit risk:

        Commitments to extend credit             $5,624,000
        Standby letters of credit                $   54,000

        The Bank's exposure to credit loss in the event of nonperformace by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition establised in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include single family residences, other residential property, commercial property and land.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

        All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area.

4.      Merger
        ------
        On November 30, 1994, Governors Bank Corporation was acquired by Republic Security Financial Corporation (RSFC). RSFC's headquarters are in West Palm Beach, Florida. Assets and liabilities acquired by RSFC included approximately $15 million in investments, $40 milliuon in loans and $58 million in deposits. The purchase price was $5,154,000.

BDO
SEIDMAN

Centurion Plaza
1601 Forum Place
Suite 904
West Palm Beach, Florida 33401-2122
U.S.A.
Telephone: (407) 688-1600
Fax: (407) 688-1848

Accountants and Consultants

Independent Auditors' Report


Board of Directors
Governors Bank Corporation and Subsidiary
West Palm Beach, Florida

We have audited the accompanying consolidated balance sheets of Governors Bank Corporation and Subsidiary (the "Company") as of December 31, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31,1993. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Governors Bank Corporation and Subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Governors Bank Corporation and Subsidiary will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Bank subsidiary did not meet minimum regulatory capital requirements as of December 31, 1993. Failure to comply with these requirements could result in further regulatory intervention including seizure of the Bank. The Bank also suffered a significant loss from operations in 1993. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors including regulatory action and raising sufficient
additional equity capital.   Management's plans in regard to these matters are
described in Note 12 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9(a) to the consolidated financial statements, the Company is a party to a class action lawsuit that seeks to enjoin the pending merger of the Company and Republic Security Financial Corporation and to recover money damages of unspecified amounts against certain members of the Board of Directors. The Company has a Director and Officer Liability Insurance Policy (Policy) in the amount of $2,000,000. The Policy calls for the Company to pay the related legal costs until the settlement of this matter at which time the Company will be reimbursed for its legal expenses. At December 31, 1993 the Company does not have sufficient cash reserves or available lines of credit to fund its necessary legal defense. Further the insurer has raised questions as to whether potential losses caused by the lawsuit are covered by the Policy. The Company has indemnified all of its officers and directors from any losses that they may incur as a result of their good faith actions in fulfilling their responsibilities as officers and directors. Finally, as discussed in Note 9(c) to the consolidated financial statements, a former officer of the Bank has filed a lawsuit for wrongful termination. The effect of insufficient funds for a legal defense and the ultimate outcome of the lawsuits cannot be presently determined. Accordingly, no provision for any liability that may result upon adjudication or from any loss resulting from any shortfall in insurance coverage has been made in the accompanying consolidated financial statements.


                                              /s/ BDO Seidman
                                       Certified Public Accountants

April 12, 1994, except for
Note 8(b) which is as of June 23, 1994,
Note 9(a)(ii) which is as of May 3, 1994 and
Note 9(c) which is as of June 17, 1994.

December 31,                                   1993        1992
- -------------------------------------------------------------------------------

Assets

Cash and cash equivalents

 Cash and due from banks               $  3,901,777   $ 6,021,660

 Federal funds sold                       6,036,000     3,480,000
                                         ----------    ----------
Total cash and cash equivalents           9,937,777     9,501,660
                                         ----------    ----------

Investment securities: (Note 1)

 Held-to-maturity                        12,949,998    17,301,571

 Available-for-sale                       6,224,319
                                         ----------    ----------
 Total investment securities             19,174,317    17,301,571

Loans, net (Notes 2, 7 and 13)           51,160,154    61,252,716

Bank premises and equipment, net (Note 3)   458,198       493,811

Accrued interest receivable
 and other assets                         2,060,612     1,317,825
                                         ----------    ----------

                                       $ 82,791,058   $89,867,583
                                         ==========    ==========

CONSOLIDATED BALANCE SHEETS
December 31,                             1993          1992
- -------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Liabilities
 Deposits:
  Demand                              $13,906,953   $15,530,030
  Savings, NOW and money market        26,510,381    30,100,950
  Time, $100,000 and over (Note 4)        533,404     2,475,734
  Time, under $100,000                 35,871,512    34,013,769
                                      -----------   -----------
Total deposits                         76,822,250    82,120,483
Securities sold under agreements
 to repurchase (Notes 1 and 5)          2,358,825       896,170

Accrued interest payable and
 other liabilities                      1,188,100       894,873
                                      -----------   -----------
Total liabilities                     $80,369,175   $83,911,526
                                      -----------   -----------
Commitments and contingencies (Notes 7, 8, 9, 11 and 12)
- -------------------------------------------------------------------------------
Stockholders' Equity (Note 10):
 Common stock, $5 par value -
  7,500,000 shares authorized;
  735,686 and 725,408
  outstanding at December 31, 1993
  and 1992, respectively                3,678,430     3,627,040
 Additional paid-in capital             2,501,030     2,467,421
 Deficit                               (3,834,566)     (138,404)
 Unrealized gain on securities
  available for sale,
  net of income taxes (Note 1)             76,989
                                       -----------  -----------
Total stockholders' equity              2,421,883     5,956,057
                                       -----------  -----------
                                      $82,791,058   $89,867,583
                                      ============  ===========
  See accompanying summary of significant accounting policies and notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31,                    1993         1992         1991
- -------------------------------------------------------------------------------
Interest Income:
 Loans, including fees                  $5,190,368    $5,913,945   $5,759,253
 Federal funds sold                         93,437       128,642      255,960
 Investment securities                     713,189       765,517      549,917
 Other                                      60,052        83,167       10,332
                                         ---------     ---------   ----------
Total interest income                    6,057,046     6,891,271    6,575,462
                                         ---------     ---------   ----------
Interest Expense:
 Deposits                                2,437,466     2,875,041    2,911,386
 Securities sold under agreements
  to repurchase                             33,509        35,065       82,660
                                        ----------    ----------    ---------
Total interest expense                   2,470,975     2,910,106    2,994,046
                                        ----------    ----------    ---------
Net Interest Income                      3,586,071     3,981,165    3,581,416

Provision for Loan Losses (Note 2)       3,889,297       776,338    1,029,185
                                        ----------    ----------   ----------
Net interest income (expense)
 after provision for loan losses         (303,226)     3,204,827    2,552,231
                                         ----------   ----------    ---------
Service fees and other income             907,511      1,016,788      655,726
                                         ----------   ----------    ---------
Non-Interest Expense:
 Salaries and employee benefits          1,821,928     1,661,087    1,263,851
 Occupancy and equipment                   924,961       922,355      913,458
 Other operating                         1,553,558     1,591,937    1,262,384
                                         ----------    ---------    ---------
Total non-interest expense               4,300,447     4,175,379    3,439,693
                                         ----------    ---------    ---------
(Loss) Income Before Income Taxes       (3,696,162)       46,236     (231,736)

Income taxes (Note 6)                                     20,000       26,000
                                         ----------    ---------    ---------
Net (Loss) Income
 Cumulative Effect of a Change
 in Accounting Principle                (3,696,162)       26,236    (205,736)

Cumulative Effect of a Change
 in Accounting for
 Income Taxes (Note 6)                                    14,000
                                         -----------   ---------    --------
Net (Loss) Income                       $(3,696,162)  $   12,236   $(205,736)
                                         ===========   =========    ========

    See accompanying summary of significant accounting policies and notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                                   Unrealized
                                                                                                    Gain on
                                               Common Stock         Additional     Retained        Securities
                                            -------------------       Paid-In      Earnings         Available      Stockholders'
                                              Shares      Amount      Capital      (Deficit)        For Sale         Equity
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990,                 600,000     $3,000,000    $2,100,000   $   110,841     $              $ 5,210,841
 Net loss                                                                             (205,736)                      (205,736)
 Sale of common stock (Note 8)               37,500        187,500        79,837                                      267,337
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991,
 as previously reported                     637,500      3,187,500     2,179,837       (94,895)                     5,272,442
Prior period adjustment (Note 15)                                                      (55,745)                       (55,745)
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991, as restated     637,500      3,187,500     2,179,837      (150,640)                     5,216,697
Sale of common stock (Note 10)               87,908        439,540       287,584                                      727,124
Net income                                                                              12,236                         12,236
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                  725,408      3,627,040     2,467,421      (138,404)                     5,956,057
Sale of common stock (Note 10)               10,278         51,390        33,609                                       84,999
Unrealized gains on securities available
 for sale, net of income taxes (Note 1)                                                                76,989          76,989
Net loss                                                                            (3,696,162)                    (3,696,162)
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                  735,686     $3,678,430    $2,501,030   $(3,834,566)    $   76,989     $ 2,421,883
- -------------------------------------------------------------------------------------------------------------------------------

    See accompanying summary of significant accounting policies and notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(NOTE 14)
Years ended December 31,                                                      1993               1992                  1991
- -----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net (loss) income                                                        $(3,696,162)        $    12,236        $     (205,736)
 Adjustments to reconcile net (loss) income to net cash
  (used) provided by operating activities:
   Depreciation and amortization                                              146,800             163,980               198,171
   Provision for loan losses                                                3,889,297             776,338             1,029,185
   Net investment securities gains                                           (155,505)           (220,478)              (42,468)
   Net premium amortization and discount accretion                            (70,775)            (40,617)
   Common stock issued for legal services                                                          67,764
   Decrease (increase) in accrued interest receivable
    and other assets                                                         (742,787)            539,842           (1,015,284)
   Increase (decrease) in accrued interest payable
    and other liabilities                                                     293,227             (78,026)             318,333
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided (required) by operating activities                         (335,905)          1,221,039              282,201
- -----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Investment securities:
  Proceeds from sales, maturities and
   principal repayments                                                    14,663,382          15,366,771           5,652,982
  Purchases                                                               (16,232,859)        (19,427,960)        (12,704,305)
 Net loan (originations) repayments                                         6,203,265          (5,749,316)        (17,718,099)
 Purchase of equipment, net                                                  (111,187)            (80,700)           (135,716)
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash provided (required) by investing activities                        4,522,601          (9,891,205)        (24,905,138)
- ----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Increase (decrease) in transaction
  and savings deposits                                                     (5,213,646)          7,776,604          10,515,117
 Increase (decrease) in time deposits                                         (84,587)          2,657,831          14,111,335
 Increase (decrease) in securities sold under repurchase
  agreements                                                                1,462,655            (731,134)                731
 Proceeds from sale of common stock                                            84,999             659,360             267,337
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided (required) by financing activities                       (3,750,579)         10,362,661          24,894,520
- -----------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                     436,117           1,692,495             271,583
Cash and cash equivalents, beginning of year                                9,501,660           7,809,165           7,537,582
- -----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                    $ 9,937,777         $ 9,501,660        $  7,809,165
- -----------------------------------------------------------------------------------------------------------------------------------

     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- -------------------------------------------------------------------------------

General
- -------
        Governors Bank Corporation (the "Company") is a bank holding company incorporated in the state of Florida. The consolidated financial statements include the accounts of Governors Bank Corporation and its wholly-owned subsidiary, Governors Bank, a state chartered independent community bank, collectively (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

Investment Securities
- ---------------------
        In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities". The Bank has elected to adopt
SFAS 115 at December 31, 1993.

        Investment securities held-to-maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts, using methods that approximate the interest method. The Bank has the ability and intention to hold these investment securities for the foreseeable future and, accordingly, they are not adjusted for temporary declines in their market value.

        Investment securities available for sale are carried at estimated market value. Unrealized gains and losses on these securities are recorded, net of income tax, as a component of stockholders' equity until sale. Gains and losses realized from the sale of investment securities are computed by the specific-identification method.

Loans
- -----
        Loans are stated at the amount of unpaid principal net of unearned interest income and the allowance for loan losses. Interest on loans is generally accrued daily based on the principal balance outstanding. The accrual of interest income is generally discontinued when a loan becomes ninety days past due as to principal or interest. When interest accruals are discontinued, uncollected interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

        Loan origination and commitment fees, net of costs, are deferred and amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the expected life of the related loans using methods that approximate the interest method. Commitment fees based on a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

Allowance for Loan Losses
- -------------------------
        The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors.

Premises and Equipment
- ----------------------
        Premises and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

Other Real Estate
- -----------------
        Other real estate, included in other assets in the accompanying consolidated balance sheets, consists of property acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Such property is carried at the lower of the basis in the loan at the time of settlement or fair market value. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses upon acquisition. Losses arising from dispositions and revaluations of such property are charged to expense as incurred.

Income Taxes
- ------------
        Deferred income taxes are provided for timing differences, principally the provision for loan losses and depreciation, that are accounted for in different periods for financial reporting and income tax purposes.

        The Financial Accounting Standards Board has adopted Statement No. 109, "Accounting for Income Taxes" (SFAS 109), which significantly changes existing practice by requiring, among other things, a liability approach to calculating deferred income taxes. Provisions for income taxes are based on amounts reported in the consolidated statements of operations (after exclusion of nontaxable income items such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS 109, "Accounting for Income Taxes".

Statements of Cash Flows
- ------------------------
        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
1.   Investment Securities
     ---------------------
     The carrying amounts of investment securities as shown in the accompanying consolidated balance sheets and their approximate market values are as follows:

                                         Gross         Gross       Estimated
                         Amortized     Unrealized   Unrealized       Market
                            Cost         Gains        Losses         Value
- -------------------------------------------------------------------------------

December 31, 1993
  Held-to-maturity:
    U.S. Treasury
    securities and
    obligations of
    U.S. government
    corporations and
    agencies              $11,675,134   $ 22,831     $ (35,979)     $11,661,986

  Obligations of
    states and
    political sub-
    divisions                 500,000      8,005                        508,005

  Interest bearing
    deposits with
    other banks               200,320                                   200,320

  Other securities            574,544     10,191                        584,735
- -------------------------------------------------------------------------------
                           12,949,998     41,027       (35,979)      12,955,046
- -------------------------------------------------------------------------------
Available-for-sale:
  U.S. Treasury
    securities and
    obligations of
    U.S. government
    corporations and
    agencies                6,103,874    120,445                      6,224,319
- --------------------------------------------------------------------------------
                            6,103,874    120,445                      6,224,319
- --------------------------------------------------------------------------------
                          $19,053,872   $161,472     $ (35,979)     $19,179,365
- --------------------------------------------------------------------------------

Gross unrealized gains and losses of $120,445 on securities available for sale at December 31, 1993 are shown net of income tax of $43,456 in the accompanying consolidated financial statements.

       ---------------------------------
                                         Gross            Gross       Estimated
                         Amortized     Unrealized       Unrealized     Market
                            Cost         Gains            Losses       Value
- --------------------------------------------------------------------------------
December 31, 1992
  Held-to-maturity:
    U.S. Treasury
    securities and
    obligations of
    U.S. government
    corporations and
    agencies            $12,168,573     $142,785          $(3,548)   $12,307,810

  Obligations of
    states and
    political
    subdivisions          2,004,736       43,238           (1,181)     2,046,793

  Interest bearing
    deposits with
    other banks           1,903,496                                    1,903,496

  Other securities        1,224,766        2,296                       1,227,062
- --------------------------------------------------------------------------------
                        $17,301,571     $188,319           $(4,729)  $17,485,161
- --------------------------------------------------------------------------------
Gross realized gains on sales of securities (included in other income in the accompanying consolidated statements of operations) were as follows:

Years ended December 31,             1993            1992              1991
- -------------------------------------------------------------------------------
Gross realized gains:
U.S. Government and agency
  securities                                       $174,818           $46,161
Obligations of states and
 political subdivisions           $108,768
Other                                2,500           45,660
- -------------------------------------------------------------------------------
                                  $111,268         $220,478           $46,161
- -------------------------------------------------------------------------------
Gross realized losses:
U.S. Governments and agency
  securities                                                          $ 3,693
- -------------------------------------------------------------------------------

1.      Investment Securities (Concluded)
        ---------------------------------
The amortized cost and estimated market values of investment securities at December 31, 1993 are summarized by contractual maturity as follows:

                                                       Estimated
                                        Amortized        Market
                                          Cost           Value
- -------------------------------------------------------------------------------

Due in one year or less                 $ 9,115,736    $ 9,148,251
Due after one year through
     five years                           9,863,136      9,956,114
Due after five years through
     ten years                               75,000         75,000
- -------------------------------------------------------------------------------
                                        $19,053,872    $19,179,365
- -------------------------------------------------------------------------------

At December 31, 1993, investment securities with carrying values and market value of approximately $3,952,000 and $4,031,000, respectively, were pledged to collateralize repurchase agreements, public fund deposits and for other purposes required or permitted by law.

2.   Loans and Allowance for Loan Losses
     -----------------------------------
An analysis of loans is as follows:

December 31,                         1993       1992
- -------------------------------------------------------------------------------

Real estate, construction     $   848,550    $   606,202
Real estate, mortgage          20,782,297     25,073,875
Commercial and industrial      17,653,500     17,998,131
Installment                    15,240,521     16,353,498
Credit cards                      468,377        486,639
Other                             349,809      1,667,615
- -------------------------------------------------------------------------------
                               55,343,054     62,185,960
Less allowance for
 loan losses                   (4,182,900)      (933,244)
- -------------------------------------------------------------------------------
                              $51,160,154    $61,252,716

2.   Loans and Allowance for Loan Losses (Concluded)
     -----------------------------------------------
Changes in the allowance for loan losses are as follows:

December 31,                       1993         1992
- -------------------------------------------------------------------------------
Balance, beginning of year     $  933,244     $ 575,000

Charge-offs                      (730,575)     (432,381)
Recoveries                         90,934        14,287
Provision for loan losses       3,889,297       776,338
- -------------------------------------------------------------------------------
Balance, end of year           $4,182,900     $ 933,244
- ------------------------------------------------------------------------------

Loans on non-accrual status aggregated $1,335,000 and $482,000 as of December 31, 1993 and 1992, respectively.

3.   Premises and Equipment
     ----------------------
Premises and equipment are summarized as follows:

December 31,                             1993         1992
- -------------------------------------------------------------------------------

Leasehold improvements               $  602,922   $  580,189
Furniture, fixtures and equipment       572,087      605,481
Computer software                        34,171       28,433
- -------------------------------------------------------------------------------
                                      1,209,180    1,214,103
Less accumulated depreciation and
  amortization                         (750,982)    (720,292)
- -------------------------------------------------------------------------------
                                     $  458,198   $  493,811
- -------------------------------------------------------------------------------

4.   Deposits
     --------
Approximate maturities of certificates of deposits issued in amounts of $100,000 or more are as follows:

December 31,                           1993           1992
- -------------------------------------------------------------------------------
Less than three months              $ 200,000      $1,339,000
Over three months but
     less than twelve months                          896,000
Twelve months or more                 333,000         241,000
- -------------------------------------------------------------------------------
                                    $ 533,000      $2,476,000
- -------------------------------------------------------------------------------

5.   Short-Term Borrowings
     ---------------------
Securities sold under agreements to repurchase generally mature within one to four days from the transaction date.

6.   Income Taxes
     ------------
Income (taxes) benefits are comprised of the following:

Years ended December 31,                   1993         1992         1991
- -------------------------------------------------------------------------------
Current:
  Federal                               $(144,000)     $173,000    $(26,000)
  State                                                  20,000       4,355
- -------------------------------------------------------------------------------
                                         (144,000)      193,000     (21,645)
- -------------------------------------------------------------------------------
Deferred:
  Federal                                 144,000      (173,000)
  State                                                              (4,355)
- -------------------------------------------------------------------------------
                                          144,000      (173,000)     (4,355)
- -------------------------------------------------------------------------------
                                        $       0      $ 20,000    $(26,000)
- -------------------------------------------------------------------------------

At December 31, 1993, the Bank had deferred tax assets of approximately $1,574,000 that related primarily to the allowance for loan losses and depreciation of which approximately $1,465,000 were fully reserved at that date.

6.   Income Taxes (Concluded)
     ------------------------
Management elected early adoption of the provisions of Financial Accounting SFAS 109 for the year ended December 31, 1992 and all disclosures are in accordance with the new standard. Under the provisions of SFAS 109 the Company elected not to restate prior years' consolidated financial statements. The cumulative effect of the initial adoption of SFAS 109 is shown separately in the consolidated statements of operations.

7.   Commitments and Contingencies
     -----------------------------
In the normal course of business the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments outstanding at December 31, 1993, reflect the extent of involvement the Bank has in particular classes of financial instruments and are summarized as follows:

Financial instruments whose contract amounts represent credit risk:

Commitments to extend credit                    $6,264,000
Standby letters of credit                       $  145,000

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include single family residences, other residential property, commercial property and land.

7.   Commitments and Contingencies (Concluded)
     -----------------------------------------
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 2.

The Bank has a Salary Savings Plan which provides for the Bank to make contributions pursuant to applicable salary savings elections and discretionary sponsor contributions as may be determined by the Board of Directors. The sponsor contributions for each of the years ended December 31, 1993 and 1992 were approximately $15,000, $15,000 and $12,000, respectively.

The Company utilizes certain office facilities and equipment under operating leases expiring through 1996. Total rent expense under such operating leases, included in occupancy and equipment expense, was approximately $583,000 and $556,000 and $507,00 in 1993, 1992, and 1991, respectively.

Future minimum net operating lease payments are as follows: 1994 - $545,000; 1995 - $377,000; 1996 - $317,000; 1997 - $317,000; 1998 - $205,000.

8.   Proposed Merger
     ---------------
(a) The Company is a party to a merger agreement with Republic Security Financial Corporation (RSFC). Under the terms of the merger agreement, RSFC would pay total consideration in cash equal to 125 percent of the book value of the Company as of December 31, 1993, adjusted for the consolidated net income or loss occurring between December 31, 1993 through the month end prior to the closing date (the "Purchase Price").

     ---------------------------
     Under the merger agreement the amount to be paid per common share (the "Share Purchase Price") would be calculated as the Purchase Price plus the aggregate exercise price of all options outstanding at the effective time (as defined),divided by the number of shares of the Company's common stock outstanding (including any such shares owned by RSFC), plus the number of shares of the Company's common stock which could be acquired if all such outstanding options were exercised. Any options which have an exercise price greater than the Share Purchase Price shall be excluded from the determination thereof.

     The merger agreement provides that should the Share Purchase Price be less than $8.50, then the Company has the option to abandon the merger upon payment of a $100,000 break-up fee to RSFC.

(b) As of June 23, 1994 it is Management's opinion that the Share Purchase Price will be less than $8.50 and that the merger will not be consummated at such price.

9.   Litigation
     ----------
(a)(i) The Company is a defendant to a class action lawsuit that seeks to enjoin the pending merger of the Company and Republic Security Financial Corporation and to recover money damages of unspecified amounts against certain members of the Board of Directors. The Company has a Director and Officer Liability Insurance Policy (Policy) in the amount of $2,000,000. Under the terms of the Policy, the Company is required to pay the related legal costs until settlement of this matter, at which time, the Company will be reimbursed for its legal expenses. At December 31, 1993 the Company does not have sufficient cash reserves or available lines of credit to fund its necessary legal defense.

(a)(ii) Further, on May 3, 1994 the Insurer raised questions as to whether any losses caused by the lawsuit are covered by the Policy. The Company has indemnified all of its officers and directors from any losses that they may incur as a result of their good faith actions in fulfilling their responsibilities as officers and directors.

9.   Litigation (Concluded)
     ----------------------
(a)(iii) The effect of the lack of funds to pay for the legal defense of the Company and the ultimate outcome of the litigation cannot be presently determined. Accordingly, no provision for any liability that may result upon adjudication or from any loss resulting from a shortfall in insurance coverage has been made in the accompanying consolidated financial statements.

(b) During December, 1993 the Company was named as defendant by an individual claiming an option to purchase 362,757 shares of the Company's common stock. During January, 1994 a corporation filed a motion to intervene in this case claiming it had obtained a judgement against the plaintiff. Management and the Company's attorney believe the potential effect of this lawsuit on the future operations of the Company to be insignificant.

(c) On June 17, 1994, the Company was advised that a former officer of the Bank had filed a suit for wrongful termination. The amount of damages that have been claimed are estimated to be in excess of $15,000. The ultimate outcome cannot be presently determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying consolidated financial statements.

(d) The Company is a party to litigation arising in the normal course of operations. Management believes that any liabilities arising from such litigation will not materially effect future operations.

10.  Stockholders' Equity
     --------------------

The Company's principal asset is its investment in its wholly owned subsidiary. Regulatory approval is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. At December 31, 1993, none of the Bank's net assets were available for dividends without prior regulatory approval. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by regulatory authorities.

On April 17, 1990, the Board of Directors and stockholders authorized a six for five stock split of the common stock to be distributed on April 20, 1990. The stock split was accounted for by transferring $500,000 from capital surplus to common stock. No change has been made to the par value of the common stock.
All applicable share and per share data have been retroactively adjusted for the stock split.

During 1991, the Bank sold 37,500 shares of common stock for $267,337 ($10.00 per share, net of offering costs).

(See Note 11 for discussion of the Bank's capital adequacy).

10.  Stockholders' Equity (Concluded)

During 1992, the Company sold 79,614 shares of common stock for $658,360 ($8.27 per share, net of offering costs) and 100 shares of common stock for $1,000 ($10.00 per share). The Company also issued a total of 8,194 shares of stock for legal services valued at $67,764 ($8.27 per share).

During 1993, the Company sold 10,278 shares of common stock for $84,999 ($8.27 per share).

The Company has a non-statutory stock option plan. These options allow for the purchase of 90,000 shares of common stock at an option price of $8.33 per share. The options expire on July 1, 1997. As the option price reflected the market price at date of grant, no expense was recognized.

The Company also has an incentive stock option plan for employees of the Company and its directors. These options allow for the purchase of 30,000 shares of common stock at a price to be determined each July 1 beginning July 1, 1989 for service during the previous year. The options expire if not exercised within five years from date of grant or upon termination of service.

The following options have been granted under the plan:

                     Shares
Date of Grant        Granted           Option Price
- -----------------------------------------------------
July 1, 1989          3,300               $  8.45
July 1, 1990          3,270               $  8.45
July 1, 1991          3,150               $ 10.00
July 1, 1992          3,240               $  8.27
July 1, 1993          2,250               $  8.27

To date, no options have been exercised. As the option prices reflect the market prices at date of grant, no expense has been recognized.

11.  Regulatory Matters

On May 7, 1993, as a result of unsatisfactory conditions noted by the Federal Deposit Insurance Corporation ("FDIC"), a Memorandum of Understanding (Memora-

ndum) representing an agreement between the Board and both the Regional Director of the FDIC Atlanta Regional Office and the Florida State Comptroller (Regula tors) was issued. The Memorandum sets forth a program of corrective action which, among other things, requires the establishment of certain committees, the establishment of certain policies, programs, financial plans, and procedures for enforcement of such, and the establishment of certain management, dividend, transactional and capital restrictions. One such restriction is that the Bank maintain a minimum Tier 1 leverage ratio (as defined) of 6.5 percent. If such ratio falls below this percentage, the Board of Directors is required within sixty days from the date of that determination to increase Tier 1 capital by an amount sufficient to cover the shortfall. At December 31, 1993 the Bank's actual Tier 1 leverage ratio was 2.61 percent.

Further, the Bank has not complied with certain other of the requirements of the Memorandum including, but not limited to, the employment of a Chief Executive Officer and a Senior Lending Officer, the maintaining of a loan review and grading system and an adequate allowance for loan losses.

At December 31, 1993, the minimum regulatory capital requirements and the Bank's actual capital amounts and percentages were as follows:

                                          Minimum Capital
Regulatory Capital Requirements:             Required           Actual Capital
- -------------------------------------------------------------------------------

Total risk based capital percentage            8.0%                  5.05%
Total risk based capital                    $4,740,000            $2,991,376


Tier 1 risk-based capital percentage           4.0%                  3.80%
Tier 1 risk-based capital                   $2,370,000            $2,250,738


Tier 1 leverage (per order) percentage         6.5%                  2.61%
Tier 1 leverage (per order)                 $5,595,590            $2,250,738

12   Going Concern
     -------------
The Bank's consolidated financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Bank sustained a net loss of $3,696,162 for the year ended December 31, 1993. Further, the Bank is not in compliance with the minimum regulatory capital requirements as well as other requirements of a Memorandum of Understanding as more fully described in Note
11. As a result of the net loss in 1993 the Bank will require an infusion of equity capital. These conditions raise substantial doubt about the Bank's ability to continue as a going concern. Management's plans to bring the Bank into compliance with regulatory capital requirements are as follows:

As discussed in Note 8 to the consolidated financial statements the Company is a party to a proposed merger with another financial institution. Additionally, Management is in the process of preparing a capital plan as an alternative to the merger. This plan may include, but is not limited to, a rights offering to all stockholders and the sale of additional shares to certain stockholders of common shares for total consideration of $3,000,000 to $5,000,000.

Should the planned capital infusion be achieved, the ability of the Company and the Bank to maintain required regulatory capital levels is dependent upon, among other factors, the Bank's attaining profitable operations, the future levels of nonperforming assets and the condition of the economy in which it operates.

13   Related Party Transactions
     --------------------------
Directors and executive officers of the Bank, including companies in which they are officers or have significant ownership interests, were customers of and had other transactions with the Bank in the ordinary course of business. The total amount of loans to these related parties at December 31, 1993, 1992 and 1991 was approximately $2,570,000, $3,234,000 and $4,156,000, respectively. Of the amounts outstanding at December 31, 1993, $876,036 were criticized as "substandard" (loans inadequately protected by the current sound worth and paying capacity of the obligor or by pledged collateral) and $165,041 as "other loans especially mentioned" (loans that are currently protected but that exhibit potential unwarranted credit risks).

13   Related Party Transactions (Concluded)
     --------------------------------------
During 1992, a total of 8,194 shares of the Company's common stock valued at $67,764 were issued for legal services to an officer and to a Director and a law firm of the Director.

14   Supplemental Cash Flow Information
     ----------------------------------
Cash paid for interest was approximately $2,368,000, $3,003,000 and $2,617,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

Cash paid for income taxes was approximately $468,000 and $215,000 for the years ended December 31, 1992 and 1991, respectively. No cash was paid for income taxes for the year ended December 31, 1993.

15   Prior Period Adjustment
     -----------------------
The consolidated financial statements for the year ended December 31, 1991 have been restated to correct an error in the Bank's method of recognizing loan origination fees. The effect of this adjustment is to increase the net loss, as previously reported, by $55,745 (net of a $31,435 income tax benefit).

                REPUBLIC SECURITY FINANCIAL CORPORATION
- --------------------------------------------------------------------------------

                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                 Republic Security Financial Corporation
                 (Registrant)





Date:  September 5, 1995                         /s/ Carla H. Pollard
       -----------------                         --------------------
                                                   Carla H. Pollard
                                                    Vice President
                                                      Controller